Exhibit 3.4

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PERSHING SQUARE TONTINE HOLDINGS, LTD.

July 16, 2020

Pershing Square Tontine Holdings, Ltd., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Pershing Square Tontine Holdings, Ltd.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 4, 2020 and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on July 7, 2020 (the “Current Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Current Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Current Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Pershing Square Tontine Holdings, Ltd. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 3,021,000,000 shares, consisting of (a) 3,020,000,000 shares of common stock (the “Common Stock”), of which (i) 3,000,000,000 shares shall be series designated as Class A Common Stock (the “Class A Common Stock”) and (ii) 20,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. The board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, for the issuance of one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this second amended and restated certificate of incorporation, as amended and/or restated from time to time and including any Preferred Stock Designation (collectively, this “Second Amended and Restated Certificate”), and except as set forth in Section 9.9 hereof, the holders of the Common Stock shall exclusively possess all voting power with respect to the capital stock of the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including as set forth in Section 9.9 hereof), on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote, the holders of shares of Class A Common Stock, as such, shall be entitled to one vote for each such share.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate, on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote, the holders of shares of Class B Common Stock, as such, shall be entitled, for each such share, to that number of votes equal to (i) the number of shares of Class A Common Stock issued in connection with the Corporation’s initial public offering of securities (the “Offering”) (such number of shares, including any shares of Class A Common Stock issued pursuant to the over-allotment option of the underwriters in the Offering, the “Offering Shares”), divided by (ii) four hundred, such that, immediately following the Offering, the aggregate voting power of the Class B Common Stock will equal 20% of the combined voting power of the outstanding Class B Common Stock and the Offering Shares. Notwithstanding the foregoing, prior to the issuance of any shares of Class A Common Stock, and except as otherwise required by law or this Second Amended and Restated Certificate, on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote, the holders of shares of Class B Common Stock, as such, shall be entitled to one vote for each such share.

(iv) Except as otherwise required by law or this Second Amended and Restated Certificate (including as set forth in Section 9.9 hereof), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or of the other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate or the DGCL.

(b) Class B Common Stock.

(i) Each one share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock, without any action on the part of the Corporation or the holder thereof, upon the consummation of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”).

(ii) In the event of any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the filing of this Second Amended and Restated Certificate, there shall be a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock, unless any such corresponding subdivision, combination or similar reclassification or recapitalization is waived by the written consent or agreement of holders of a majority of the outstanding shares of Class B Common Stock.

(iii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate, for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Notwithstanding the provisions of Section 7.3 hereof, any action required or permitted to be taken at any meeting of the holders of Class B Common Stock, before or after the Offering, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to the Secretary of the Corporation or another officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Dividends may be declared on the Class A Common Stock, the Class B Common Stock or both series of Common Stock in the discretion of the Board. The holders of one series of Common Stock shall have no right to any dividend declared to holders of any other series of Common Stock. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the provisions of Article IX hereof, and the right of the Board to declare dividends in respect of only the Class A Common Stock or the Class B Common Stock, the holders of shares of such series of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared with respect to such series of Common Stock by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and the holders of shares of such series of Common Stock shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, or series, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (the “Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2 Number, Election and Term. The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. A director shall hold office until the annual meeting following his or her appointment, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the annual meeting following his or her appointment, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Except as otherwise required by this Second Amended and Restated Certificate (including as set forth in Section 9.9 hereof), any or all of the directors may be removed from office at any time, with or without cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate relating to the rights of the holders of any outstanding series of Preferred Stock and as set forth in Section 4.3(b)(iii) hereof relating to the rights of the holders of the Class B Common Stock to act by written consent both before and after the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by Pershing Square TH Sponsor, LLC, the Corporation’s

sponsor (“Sponsor”), or its affiliates as applicable, (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of Sponsor or its affiliates, as applicable, to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Second Amended and Restated Certificate, the Bylaws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against Sponsor or its affiliates, as applicable, and (iii) the Corporation irrevocably waives, relinquishes and releases Sponsor and its affiliates, as applicable, from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by Sponsor or its affiliates, as applicable, on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and the Sponsor and its affiliates, as applicable, shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.

ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Second Amended and Restated Certificate and terminating upon the consummation of the Corporation’s Initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the Initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of the voting power of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on June 22, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the consummation of the Initial Business Combination, (ii) the redemption of 100% of the Offering Shares if the Corporation is unable to consummate its initial Business Combination within 24 months from the closing of the Offering (or 30 months from the closing of the Offering if the Corporation has executed a letter of intent, agreement in principle or definitive agreement for its Initial Business Combination within 24 months from the closing of the Offering but has not consummated its Initial Business Combination within such 24-month period) or (iii) the redemption of shares in connection with a vote of the stockholders of the Corporation regarding the amendment of certain provisions of this Second Amended and Restated Certificate as described in Section 9.7 hereof. Holders of the Offering Shares (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the Initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed in connection with the consummation of the Initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) in excess of $5 million or any greater net tangible asset or cash requirement upon consummation of the Corporation’s Initial Business Combination which may be contained in the agreement relating to the Initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A under the Exchange Act (or any successor rules or regulations) and filing proxy materials with the Securities and Exchange Commission (the “SEC”), the Corporation shall offer to redeem the Offering Shares upon the consummation of the Initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the Initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the Initial Business Combination that contain substantially the same financial and other information about the Initial Business Combination and the Redemption Rights as is required under Regulation 14A under the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed Initial Business Combination, or the Corporation decides to submit the proposed Initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the

Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of Class A Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of five business days prior to the consummation of the Initial Business Combination, including interest, if any, not previously released to the Corporation to pay taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed Initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of Class A Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest, if any, not previously released to the Corporation to pay taxes, by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an Initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the consent of the Corporation, unless the Board determines to waive such restriction with respect to a particular stockholder or “group.”

(d) In the event that the Corporation has not consummated an Initial Business Combination within 24 months from the closing of the Offering (or 30 months from the closing of the Offering if the Corporation has executed a letter of intent, agreement in principle or definitive agreement for its Initial Business Combination within 24 months from the closing of the Offering but has not consummated its Initial Business Combination within such 24-month period), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account (less up to $100,000 of such net interest to pay dissolution expenses), including interest, if any, not previously released to the Corporation to pay taxes, by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (and, therefore, the Offering Shares will have no right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an Initial Business Combination, the Corporation shall consummate the proposed Initial Business Combination only if (i) such Initial Business Combination is approved by the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock that are voted at a stockholder meeting held to consider such Initial Business Combination (or such other vote as the applicable stock exchange rules then in effect may require) and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b) hereof, the Corporation shall consummate the proposed Initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed Initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the Initial Business Combination.

Section 9.4 Share Issuances. Following the Offering and prior to the consummation of the Corporation’s Initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would (a) entitle the holders thereof to receive funds from the Trust Account or (b) vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX. Notwithstanding the foregoing, clause (b) of this Section 9.4 shall not apply to any shares of capital stock issuable pursuant to (or issuable upon the exercise or conversion of securities issuable pursuant to) any agreement that is described in the Registration Statement and is to be entered into by the Corporation in connection with, and no later than, the Offering (including without limitation shares of capital stock issued pursuant to forward purchase agreements described in the Registration Statement).

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an Initial Business Combination with a target business that is affiliated with the Sponsor or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or an independent accounting firm that such Initial Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an Initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. In accordance with Section 9.1(a)(iii) hereof, if any amendment is made (i) to Sections 9.2(a) or 9.2(b) hereof to modify the substance or timing of the Corporation’s obligation to provide all Public Stockholders, prior to the consummation of the Initial Business Combination, with the opportunity to have their Offering Shares redeemed upon the consummation of the Initial Business Combination, (ii) to Section 9.2(d) hereof to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering (or 30 months from the closing of the Offering if the Corporation has executed a letter of intent, agreement in principle or definitive agreement for its Initial Business Combination within 24 months from the closing of the Offering but has not consummated its Initial Business Combination within such 24-month period) or (iii) with respect to any other provisions of this Second Amended and Restated Certificate relating to stockholders’ rights or pre-Initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including, if any, interest not previously released to the Corporation to pay taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

Section 9.8 Minimum Value of Target. The Corporation’s Initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) at the time of the agreement to enter into the Initial Business Combination.

Section 9.9 Appointment and Removal of Directors. Notwithstanding any other provision in this Second Amended and Restated Certificate, prior to the consummation of the Initial Business Combination, the holders of Class B Common Stock shall have the exclusive right to vote on the election and removal of any director, and the holders of Class A Common Stock shall have no right to vote on the election or removal of any director. Notwithstanding any other provision in this Second Amended and Restated Certificate, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate, this Section 9.9 may be amended only by the affirmative vote of the holders of a majority of at least 90% of the voting power of the outstanding Common Stock entitled to vote thereon.

Section 9.10 Distribution of Warrants.

(a) Following the time at which Public Stockholders have elected to redeem any Offering Shares in connection with the Initial Business Combination pursuant to Section 9.2 hereof (and provided that the Redemption Limit has not been exceeded), and prior to the consummation of the Initial Business Combination (such time, the “Tontine Warrant Distribution Time”), the Corporation will effect a distribution of warrants (the “Distributable Tontine Redeemable Warrants”) only to the holders of shares of Class A Common Stock as provided in this Section 9.10.

(b) Each whole Distributable Tontine Redeemable Warrant will be exercisable for one whole share of Class A Common Stock, on such terms and subject to adjustment and such other conditions as described in the Registration Statement and as provided in the warrant agreement to be entered into by the Company and its warrant agent at the time of the Offering.

(c) The Corporation shall not issue any shares of Class A Common Stock prior to the Initial Business Combination, other than the Offering Shares, unless the purchasers of such shares of Class A Common Stock have contractually agreed to waive their right to receive the Distributable Tontine Redeemable Warrants.

(d) At the Tontine Warrant Distribution Time, and in accordance with Section 9.10(c) hereof, the Distributable Tontine Redeemable Warrants will be distributable only in respect of those Offering Shares that are then-outstanding and for which redemption has not been elected (the “Remaining Offering Shares”), and the holders of the Remaining Offering Shares will receive, in respect of each such share, a distribution of that number of Distributable Tontine Redeemable Warrants calculated as (i)(A) the aggregate number of Offering Shares issued in connection with the Offering, multiplied by (B) two-ninths, divided by (ii) the number of Remaining Offering Shares.

ARTICLE X

CORPORATE OPPORTUNITY

To the fullest extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers, directors, stockholders or other fiduciaries, or any of their respective affiliates, and the Corporation renounces any interest or expectancy in, and any expectancy that any of the directors, officers, stockholders or other fiduciaries of the Corporation, or any of their respective affiliates, will offer, any such corporate opportunity of which he, she or it may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change, add or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and except as set forth in Article VIII, all rights, powers, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any action (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery and (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall be the exclusive forum. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 hereof is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 hereof (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, Pershing Square Tontine Holdings, Ltd. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

PERSHING SQUARE TONTINE HOLDINGS, LTD.

By:	/s/ William A. Ackman
Name:	William A. Ackman
Title:	Chief Executive Officer